                                                                   Exhibit 99(g)


     The accompanying material was compiled on a confidential basis by Dillon, Read & Co. ("Dillon Read") for use solely by the Board of Directors of Iowa-Illinois Gas and Electric Company ("Iowa-Illinois") in evaluating the merger proposal described in the joint proxy statement/prospectus included in the Registration Statement to which the accompanying material has been filed as an exhibit. This material was not prepared with a view to public disclosure, filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the "Securities Laws"), or conforming with any disclosure standards under the Securities Laws. This material was prepared solely for use by the Board of Directors of Iowa-Illinois in July 1994 to consider in connection with a potential merger as described in such joint proxy statement/prospectus. NEITHER IOWA-ILLINOIS OR DILLON READ, NOR ANY OF THEIR RESPECTIVE DIRECTORS, EMPLOYEES, AFFILIATES, ADVISORS, AGENTS OR REPRESENTATIVES, MAKES ANY REPRESENTATION WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY OF THE ACCOMPANYING MATERIAL. NOTHING CONTAINED IN SUCH MATERIAL IS, OR SHOULD BE RELIED UPON AS, A REPRESENTATION OR WARRANTY AS TO THE PAST, PRESENT OR FUTURE RESULTS OF OPERATIONS OR FINANCIAL CONDITION OF IOWA-ILLINOIS, MIDWEST RESOURCES INC. ("MIDWEST") OR MIDAMERICAN ENERGY COMPANY ("MIDAMERICAN") OR ANY OF THEIR SUBSIDIARIES.

     Without limiting the foregoing, it should be understood that any estimates, valuations and/or projections contained or assumed in the accompanying material involve judgments with respect to numerous factors many of which are beyond the control of Iowa-Illinois, Midwest and Dillon Read and difficult to predict. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ANY OF THE RESULTS INDICATED IN THE ACCOMPANYING MATERIALS BASED ON SUCH ESTIMATES, VALUATIONS AND/OR PROJECTIONS WILL BE REALIZED, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SET FORTH ABOVE AND NO REPRESENTATION OR WARRANTY CAN BE OR IS MADE BY IOWA-ILLINOIS, MIDWEST, MIDAMERICAN, DILLON READ OR ANY OF THEIR RESPECTIVE DIRECTORS, EMPLOYEES, AFFILIATES, ADVISORS, AGENTS OR REPRESENTATIVES AS TO THE ACCURACY OR ACHIEVABILITY OF ANY SUCH REALIZATION. IN ADDITION, CERTAIN OF THE FINANCIAL INFORMATION CONTAINED IN THE ACCOMPANYING MATERIALS ARE SUPERSEDED BY SUBSEQUENT FINANCIAL INFORMATION AND SHOULD NOT BE REGARDED AS A CURRENT OR OTHERWISE MEANINGFUL STATEMENT OF THE RESULTS OF OPERATIONS OR FINANCIAL CONDITION OF IOWA-ILLINOIS, MIDWEST, MIDAMERICAN OR ANY OTHER PERSONS AS OF THE DATE OF THE JOINT PROXY STATEMENT/PROSPECTUS.

It should be understood that any estimates, valuations and/or projections contained in the accompanying material were prepared or derived from information supplied by Iowa-Illinois or Midwest without any independent verification thereof by Dillon Read.

CONFIDENTIAL
- - - - - - --------------------------------------------------------------------------------



                                                                     PROJECT RED

                                                            DISCUSSION MATERIALS

                                                                   JULY 26, 1994



- - - - - - --------------------------------------------------------------------------------

- - - - - - --------------------------------------------------------------------------------
                    COMPARISON OF RED AND BLUE TO PEER GROUP
- - - - - - --------------------------------------------------------------------------------

                                                           Peer Group *
                                                 Red          Median      Blue
                                                 ---       ------------   ----
Last Five Year EPS Growth                      (11.8%)        (1.9%)      (4.6%)

Last Five Year Dividend Growth                   N.M.          1.8%        1.5%

Projected Five Year EPS Growth (I.B.E.S.)        2.0%          3.4%        3.8%

1994 Estimated Dividend Payout Ratio            89.2%         85.7%       88.7%

Times Interest Earned                           3.24x         3.24x       4.30x

Long-Term Debt/Capitalization                   48.5%         46.3%       46.8%

* Peer Group includes CILCORP, CIPSCO, IES Industries, Illinova Corp., Interstate Power, Iowa-Illinois Gas & Electric, Midwest Resources, UtiliCorp United and WPL Holdings.

- - - - - - --------------------------------------------------------------------------------
                    COMPARISON OF RED AND BLUE TO PEER GROUP
- - - - - - --------------------------------------------------------------------------------

                                                            Peer Group
                                                 Red          Median      Blue
                                                 ---       ------------   ----
Price/1994 Estimated E.P.S.                     11.3x         11.2x       11.2x

Price/1995 Estimated E.P.S.                     10.9x         10.7x       10.7x

Price/1996 Estimated E.P.S.                     10.2x         10.5x       10.6x

Price/Cash Flow From Operations                  4.7x          4.5x        4.5x

Price/Book Value                                1.16x         1.26x       1.26x

Market Capitalization/Operating Cash Flow        6.4x          6.4x        5.5x

Dividend Yield                                   7.9%          7.9%        8.0%

Equity Market Value ($MM)                      $810.9        $810.9      $638.2

- - - - - - --------------------------------------------------------------------------------
                       HISTORICAL STOCK PRICE PERFORMANCE
- - - - - - --------------------------------------------------------------------------------




                                     [GRAPH]


[See Appendix of Graphic Differences]

- - - - - - --------------------------------------------------------------------------------
                           RECENT STOCK PRICE ACTIVITY
- - - - - - --------------------------------------------------------------------------------

                      Stock Price    % Change        % Change        % Change
                      On 7/25/94   Since 7/19/94   Since 7/8/94   Since 12/31/93
                      -----------  -------------   ------------   --------------
Red                     $14.75         (1.7%)         (2.5%)         (18.1%)

Blue                     21.75          0.0%           4.2%          (11.7%)

S&P Electrics            64.95          0.1%           0.8%          (20.5%)

- - - - - - --------------------------------------------------------------------------------
                               RED/BLUE COMPARISON
- - - - - - --------------------------------------------------------------------------------

                                            Summary Financial Results
                                      (as of or for 12 months ended 3/31/94)
                                   -------------------------------------------
                                                 ($ in millions)

                                      Red              Blue           Proforma
                                      ---              ----           --------
Electric Revenues                   $662.1            $346.9          $1,009.0

Gas Revenues                         326.1             221.5             547.6

     Total                         1,183.2*            657.7           1,840.9

Operating Cash Flow                  265.1             209.0             474.1

Operating Income                     167.8             129.1             296.9

Net Income to Common                  61.9              50.9             112.8

Equity Market Value                  810.9             638.2           1,449.2

Senior Debt Ratings                  A2/A+           Aa3/AA-


* Includes $195.0 million of construction and other revenues.

- - - - - - -------------------------------------------------------------------------------
                               RED/BLUE COMPARISON
- - - - - - -------------------------------------------------------------------------------

                                          Contribution Summary-Current Results
                                         --------------------------------------

                                         Red                               Blue
                                         ---                               ----
Revenues                                 64.3%                             35.7%


Operating Income                         56.5%                             43.5%

Operating Cash Flow                      55.9%                             44.1%

Net Income to Common                     54.8%                             45.2%

Cash Flow From Operations                55.1%                             44.9%

Book Value                               58.0%                             42.0%

Market Value                             56.0%                             44.0%

- - - - - - -------------------------------------------------------------------------------
                             EXCHANGE RATIO ANALYSIS
- - - - - - -------------------------------------------------------------------------------

                                     [GRAPH]


[See Appendix of Graphic Differences]

- - - - - - -------------------------------------------------------------------------------
                         ESTABLISHING THE EXCHANGE RATIO
- - - - - - -------------------------------------------------------------------------------

                                                        Blue Dividend Change With Newco Dividend of:
 Exchange       Blue             Blue                   -------------------------------------------
  Ratio       Ownership     Market Premium*            $1.16    0%     $1.18    1.7%   $1.20     3.4%
 --------     ---------     --------------             -----           -----           -----
  1.442         43.5%           (2.2%)                 (3.3%)          (1.6%)          0.0%

  1.450         43.6%           (1.7%)                 (2.8%)          (1.1%)          0.6%

  1.460         43.8%           (1.0%)                 (2.1%)          (0.4%)          1.3%

  1.470         44.0%           (0.3%)                 (1.4%)           0.3%           2.0%

  1.480         44.1%            0.4%                  (0.8%)           0.9%           2.7%

  1.490         44.3%            1.0%                  (0.1%)           1.6%           3.4%

  1.500         44.5%            1.7%                   0.6%            2.3%           4.0%

*Based on 7/25/94 closing prices for Red ($14.75) and Blue ($21.75).

                                                                               8

- - - - - - -------------------------------------------------------------------------------
                      PRO FORMA PROJECTIONS - REVISED CASE
- - - - - - -------------------------------------------------------------------------------

     - Red receives all of the projected electric rate increase it anticipates

     -    Red receives all of the projected gas rate increases it anticipates

     - Red utility operation and maintenance expenses are projected to grow by 2.2% annually after 1995

          -    original projections reflected decline of $900,000 annually

     - Projected earnings from Red non-regulated operations exclude Century Contractors West and Donovan Construction Company, which are assumed to have been written off ($7.5 million charge to Common Equity). The remaining operations' projections have been reduced 50%.

     - Pre-tax cost savings to shareholders of ($2.3) million in 1996 (due to costs to achieve), $7.7 million in 1997 and $9.6 million in 1998

          -    estimates from Deloitte & Touche study

     - Projected earnings from Blue non-regulated operations reduced to level presented at May Board retreat

     -    Newco pays dividend of $1.20 per share

- - - - - - -------------------------------------------------------------------------------
                               REVISED PROJECTIONS
- - - - - - -------------------------------------------------------------------------------

                            Effect of Revisions on Base Case
                      --------------------------------------------
                      1994      1995      1996      1997      1998
                      ----      ----      ----      ----      ----

Red
- - - - - - ---

Base Case EPS         $1.33     $1.62     $1.63     $1.82     $1.97

Revised EPS            1.32      1.58      1.53      1.66      1.71

     % Change         (0.7%)    (2.5%)    (6.1%)    (8.8%)    (13.2%)

Blue
- - - - - - ----

Base Case EPS         $2.04     $2.04     $2.09     $2.26     $2.54

Revised EPS            2.04      2.03      1.94      2.02      2.16

     % Change           --      (0.5%)    (7.2%)   (10.6%)   (15.0%)


- - - - - - -------------------------------------------------------------------------------
                              PRO FORMA PROJECTIONS
                     RED AND BLUE PROJECTIONS WITH REVISIONS
- - - - - - -------------------------------------------------------------------------------


(Dollars Shown in Millions)
                                                                                                        4 Year
                                         1994         1995         1996         1997         1998        CAGR
                                         ----         ----         ----         ----         ----        ----
Utility Revenues                       $1,569.1     $1,627.8     $1,665.4     $1,714.3     $1,756.5      2.9%
Operating Cash Flow                       499.8        539.4        542.8        573.3        597.3      4.6%
Net Income                                133.2        150.1        144.9        161.6        170.7      6.4%

Net Debt                                1,626.2      1,635.8      1,663.4      1,670.7      1,675.8
Common Equity                           1,216.1      1,278.2      1,311.2      1,360.4      1,406.2

Net Debt/Capitalization
     - Blue Stand-Alone                    56.1%        56.7%        56.9%        56.6%        56.6%
     - Pro Forma                           54.2%        53.2%        53.1%        52.4%        51.7%

Operating Cash Flow/
 Fixed Charges
     - Blue Stand-Alone                     4.2x         4.1x         4.0x         4.1x         4.2x
     - Pro Forma                            4.2x         4.3x         4.3x         4.6x         4.8x

Dividend Payout Ratio
     - Blue Stand-Alone                    84.9%        86.3%        91.2%        88.8%        84.0%
     - Pro Forma ($1.20 Flat)              89.6%        81.1%        85.2%        76.9%        73.2%


- - - - - - -------------------------------------------------------------------------------
                         ESTABLISHING THE EXCHANGE RATIO
- - - - - - -------------------------------------------------------------------------------

                                              Merger Consequences to Blue: Accretion/(Dilution)
                                              ------------------------------------------------
                                               1.442         1.460         1.480         1.500
                                               -----         -----         -----         -----
Book Value Per Share                           3.5%          4.2%          5.0%          5.8%

Latest 12 Months Cash Flow Per Share          (2.8%)        (2.1%)        (1.4%)        (0.6%)


Earnings Per Share*

     1994 Projected                           (3.5%)        (2.9%)        (2.1%)        (1.4%)

     1995 Projected                            7.0%          7.8%          8.6%          9.4%
- - - - - - -----------------------------------------------------------------------------------------------
     1996 Projected                            6.5%          7.3%          8.1%          8.9%

     1997 Projected                           13.6%         14.4%         15.3%         16.2%

     1998 Projected                           11.6%         12.4%         13.3%         14.1%

* Based on revised projections.

- - - - - - --------------------------------------------------------------------------------
                         ESTABLISHING THE EXCHANGE RATIO
- - - - - - --------------------------------------------------------------------------------

                                   Blue Earnings Per Share Accretion/(Dilution)
                                   --------------------------------------------

                                      1.442      1.460      1.480      1.500
                                      -----      -----      -----      -----
Projections Without Adjustment*

     1994                             (3.2%)     (2.5%)     (1.8%)     (1.0%)

     1995                              8.3%       9.0%       9.9%      10.7%

- - - - - - -------------------------------------------------------------------------------

     1996                              6.9%       7.7%       8.5%       9.3%

     1997                              9.2%       9.9%      10.8%      11.6%

     1998                              6.7%       7.4%       8.3%       9.1%


Wall Street Analyst Consensus*

     1994                             (2.2%)     (1.5%)     (0.7%)      0.0%

     1995                             (2.3%)     (1.6%)     (0.9%)     (0.1%)

- - - - - - -------------------------------------------------------------------------------

     1996                              0.8%       1.6%       2.3%       3.1%


* Before cost savings.

- - - - - - --------------------------------------------------------------------------------
                         ESTABLISHING THE EXCHANGE RATIO
- - - - - - --------------------------------------------------------------------------------

                                    Red Earnings Per Share Accretion/(Dilution)
                                    -------------------------------------------

                                      1.442      1.460      1.480      1.500
                                      -----      -----      -----      -----
Projections Without Adjustment*

     1994                              2.6%       2.0%       1.4%       0.8%

     1995                             (5.5%)     (6.0%)     (6.5%)     (7.1%)

- - - - - - --------------------------------------------------------------------------------

     1996                             (4.7%)     (5.2%)     (5.8%)     (6.4%)

     1997                             (6.1%)     (6.6%)     (7.2%)     (7.7%)

     1998                             (4.7%)     (5.2%)     (5.8%)     (6.3%)

Wall Street Analyst Consensus*

     1994                              1.7%       1.2%       0.6%       0.0%

     1995                              1.9%       1.3%       0.7%       0.1%

- - - - - - --------------------------------------------------------------------------------

     1996                             (0.6%)     (1.2%)     (1.8%)     (2.4%)


* Before cost savings.

- - - - - - --------------------------------------------------------------------------------
                       FINANCIAL/MARKET BENEFITS OF MERGER
- - - - - - --------------------------------------------------------------------------------

     - This transaction should be viewed by the financial community as a strategic combination which improves the competitive position of both parties.

     - Financial position remains strong, dividend stability is improved, and the opportunity to enhance earnings growth through synergies is created.

     - Increased financial clout and flexibility, which should result in more efficient capital raising through larger offerings and better pricing.

     - Creates a large regional power, well positioned to benefit from future industry consolidation.

     -    Increased liquidity for stockholders.

     -    Increased level of attention from research analysts and investors.

APPENDIX OF GRAPHIC DIFFERENCES


DESCRIPTION OF HISTORICAL STOCK PRICE PERFORMANCE GRAPH

        The graph is entitled "Historical Stock Price Performance," subtitled "Daily Close: 6/21/91 - 7/22/94." On the y-axis, the graph charts the price as a percentage of the 6/21/91 closing price. The percentages range from 60% at the origin to 160%. On the x-axis, the graph charts dates from June 21, 1991 to July 22, 1994 in approximately 45 day intervals, although data points are recorded on a daily basis.

        The graph tracks the daily close for Blue, Red, and S&P Electrics.

        The data points for the percentages of Blue, Red and S&P Electrics all begin at 100% on June 21, 1991. The data points for Blue, Red and S&P Electrics end between approximately 102% and 78% on July 22, 1994.


DESCRIPTION OF EXCHANGE RATIO ANALYSIS GRAPH

        The graph is entitled "Exchange Ratio Analysis," subtitled "Market-to Market Exchange Ratio." On the y-axis, the graph charts the ratio of red shares for each blue share. The ratios range from 1.0 at the origin to 1.5. On the x-axis, the graph charts dates from June 21, 1991 to July 22, 1994 in seven week intervals, although data points are recorded on a weekly basis.

        The data points for each week's ratio fluctuated as it rose from approximately 1.13 at the initial date of June 21, 1991 to end at approximately
1.45 on July 22, 1994.